UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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PartnerRe Ltd.
(Name of Registrant as Specified In Its Charter)

EXOR S.p.A.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 21, 2015, EXOR S.p.A. (“EXOR”) issued the following press release:

Turin, May 21, 2015

PRESS RELEASE

EXOR Willing to Engage with PartnerRe Once Board Determines EXOR’s Offer to Be Superior

EXOR Confirms Clearly Superior Binding All-Cash $137.50 Per Share Offer for PartnerRe

EXOR S.p.A. (“EXOR”; EXO.IM), one of Europe’s leading listed investment companies and the largest shareholder of PartnerRe Ltd. (“PartnerRe”; NYSE:PRE), said today it is willing to negotiate in good faith to provide PartnerRe shareholders with improved closing certainty with regards to its binding all-cash $137.50 offer. EXOR is prepared to commence these discussions once the Board of PartnerRe declares that EXOR’s binding offer is reasonably likely to be a “Superior Proposal,” which is the process called for under the PartnerRe agreement with AXIS Capital Holdings Limited (“AXIS”; NYSE:AXS).

In the attached letter, sent today to the Board of Directors of PartnerRe, EXOR notes the following points on its all-cash binding offer:

—	Continues to deliver a higher premium for PartnerRe shareholders. The EXOR binding offer of $137.50 per share delivers a premium of 10% to the implied per share value under the AXIS agreement of $125.17 using the closing price of AXIS shares as of May 5, 2015, the last trading day prior to published reports of takeover interest in AXIS.

—	Has no substantive regulatory risks. EXOR sees no substantive regulatory risks to the EXOR binding offer. The Group has invested in the insurance and reinsurance industry over the past 100 years and currently owns, through EXOR or its portfolio companies, insurance businesses and other regulated financial services businesses in several jurisdictions.

—	Remains committed to obtaining regulatory approvals and completing the transaction. EXOR has already spent vastly more than AXIS to show its commitment to completing this transaction, investing approximately $609 million in cash to become PartnerRe’s largest shareholder with 9.9% of the shares outstanding. Once the PartnerRe Board makes the proper determination, EXOR will negotiate in good faith to provide PartnerRe’s shareholders with increased closing certainty over and above that which was provided under the approved AXIS agreement.

EXOR urges the Board of PartnerRe to acknowledge its binding all-cash offer is reasonably likely to be a Superior Proposal.  Failing that, EXOR asks the PartnerRe Board to announce a record date and a date for a shareholder meeting to allow shareholders to decide what is in their best interest.

A copy of the letter to the PartnerRe Board follows:

Board of Directors
PartnerRe Ltd.
Wellesley House South
90 Pitts Bay Road
Pembroke HM 08
Bermuda

May 21, 2015

Ladies and Gentlemen:

I highly appreciate the determination of the Board of Directors of PartnerRe to engage in discussions with EXOR.

Our Binding Offer of $137.50 per share in cash for all common shares of PartnerRe and the contract we submitted, which is more favorable to PartnerRe in material respects than your existing amalgamation  agreement with AXIS, clearly constitute a Superior Proposal and, based on the reaction in the marketplace, we believe your shareholders view it that way as well.

We are willing to engage in good faith negotiations to bring EXOR’s Superior Proposal to fruition for PartnerRe’s shareholders.

The objective of this letter is to:

1.	Clarify to the PartnerRe Board of Directors and shareholders certain aspects of the EXOR Binding Offer which have been misrepresented by the Transaction Committee of the PartnerRe Board; and
2.	Propose to the PartnerRe Board a clear path forward to allow shareholders to benefit from EXOR’s Superior Binding Offer.

1.	Clarifications on Certain Aspects of EXOR’s Superior Binding Offer

Price

The Transaction Committee members continue to claim that our Binding Offer of $137.50 per share in cash does not provide adequate value for your shareholders, both as a standalone entity and by comparison to the benefits inherent in the AXIS transaction. We respectfully disagree with this assertion. In fact:

—	The Transaction Committee, which yesterday suggested our $137.50 per share all-cash Binding Offer was inadequate, has twice previously approved and recommended to the PartnerRe Board transactions with AXIS at considerably lower valuations.

—	While the Transaction Committee has cited the purported value of synergies from the AXIS transaction, the market’s skepticism regarding the strategic rationale of the AXIS transaction is clearly evidenced by the fact that from January 26, 2015 (the day after the AXIS transaction was announced) to April 13, 2015 (the day before the EXOR proposal was announced), the PartnerRe implied per share value under the AXIS agreement traded in a range between $109.61 per share and $115.10 per share.
—	The EXOR Binding Offer of $137.50 per share delivers a premium of 10% to the implied per share value under the AXIS agreement of $125.17 using the closing price of AXIS shares as of May 5, 2015, the last trading day prior to published reports of takeover interest in AXIS if the AXIS agreement fails.

The superiority of EXOR’s Binding Offer from a financial point of view is clear. Of interest to me, and I think to your shareholders, is that your letter does not say that the AXIS proposal is superior.

Closing Certainty

Any attempt by the Transaction Committee to characterize EXOR’s Binding Offer as having low closing certainty is not accurate. In fact:

—	There are no substantive regulatory risks to the EXOR Binding Offer. Our group has previously invested in the insurance and reinsurance industry over the past 100 years and currently owns, through EXOR or its portfolio companies, insurance businesses and other regulated financial service businesses in several jurisdictions. Our transaction is easier for regulators to approve than the AXIS proposal because:

(a)	Unlike AXIS, the EXOR Binding Offer does not contemplate a complex integration plan, a change in management of the regulated insurance companies or any change in the business plan of the insurance companies, nor is it dependent upon synergies being realized.

(b)	Unlike AXIS, EXOR does not compete with PartnerRe and therefore there are no substantive antitrust issues. As a result, obtaining clearances from competition authorities is only a matter of compliance with filing and waiting period requirements.

(c)	Unlike the AXIS agreement, which strips $560 million of cash from PartnerRe to pay an extraordinary dividend, EXOR’s Binding Offer does not involve any extraordinary dividend.

For the reasons outlined above, among others, we are very confident that regulators will look favorably upon EXOR as the ultimate owner of PartnerRe.

The EXOR parties to the Merger Agreement are required to use their “reasonable best efforts” to obtain the necessary approvals. This is a very high legal standard, and is the same exact covenant that applies in the AXIS agreement you approved. The covenant also includes an express obligation to obtain information from affiliated parties for filings. To suggest that these obligations are “illusory” is a significant mischaracterization of the facts.

—	EXOR has made its contract more certain to close than the AXIS agreement by, among other things, eliminating the closing condition that PartnerRe maintain an A.M. Best rating of at least A-. Under the AXIS agreement, AXIS could terminate its transaction if PartnerRe did not maintain this rating after incurring significant losses. In this and other ways, our contract is Superior to the AXIS agreement and provides higher closing certainty to PartnerRe shareholders.

We are confident that the PartnerRe Board and shareholders recognize that EXOR has already spent vastly more than AXIS in its efforts to show its commitment to this transaction, investing approximately $609 million in cash to become PartnerRe’s largest shareholder with 9.9% of PartnerRe’s outstanding common shares (the maximum allowable under PartnerRe’s organizational documents). Contrary to your suggestion, this is not the action of a company looking to preserve “optionality.” EXOR is steadfast in its commitment to bring a superior outcome to PartnerRe shareholders, employees and clients.
To allay any remaining concerns you may have and show our commitment to completing the transaction, we are willing to negotiate in good faith to provide your shareholders with improved closing certainty, once you announce that our all-cash Binding Offer of $137.50 is reasonably likely to be a “Superior Proposal”.
Timing Risk

Contrary to the Transaction Committee’s suggestion, if acted upon promptly, the EXOR Binding Offer can close in the fourth quarter of 2015.  Furthermore, the timing risks identified by the Transaction Committee have been misstated. In fact:

—	Your letter asserts that your shareholders would bear significant risks associated with the upcoming hurricane season and other potential catastrophes. That is correct as it relates to the AXIS transaction since the tangible book value per share of the combined companies could suffer with catastrophe losses. In contrast, under the EXOR Binding Offer, shareholders will receive certain value of $137.50 per share in cash even if PartnerRe suffers significant catastrophe losses prior to closing.
—	Timing risk from the hurricane season does not exist under our all-cash Binding Offer for two reasons. First, we removed the A.M. Best rating condition that AXIS has in its transaction. Second, catastrophe losses are excluded from the closing condition related to material adverse effects.
—	EXOR also notes that, under the existing terms of its proposed transaction, PartnerRe common shareholders will continue to receive regular dividends of up to $0.70 per share per quarter for common shares, plus a pro-rated quarterly dividend through the closing date, which is expected to occur in 2015. These dividends will be paid to PartnerRe common shareholders in addition to the $137.50 per share they will receive at closing.

Deal Protections

—	You have requested that we lower our proposed $250 million break-up fee which is already lower than the $280 million break-up fee you agreed to in the AXIS agreement. Even more significantly, our break-up fee is approximately 3.7% of the value of our offer, contrasted with the above-market AXIS fee which is over 4.5% of the common equity value under the AXIS agreement.
—	We find inappropriate that the Transaction Committee further increased the break-up fee negotiated in the original agreement with AXIS by $30 million and implemented other changes to the existing AXIS agreement in an attempt to preclude EXOR’s Binding Offer or proposals from any other interested parties. We note that your Transaction Committee’s decisions with respect to the break-up fee and expense reimbursement deprived shareholders of more than $6 per share of additional consideration from EXOR and we trust you will not further disadvantage shareholders in their ability to receive our truly Superior Proposal. Further delays and expenses to protect the inferior AXIS transaction do not serve the best interests of PartnerRe shareholders.
—	Your counsel asked that we introduce a “go shop” provision into our agreement. There is no reason to do so. You state in your letter to shareholders that “the Board’s decision to merge with AXIS followed a thorough exploration of strategic options” and that “other transformative transactions such as a sale, were also considered.” Additionally, since the announcement of your transaction with AXIS on January 25, as well as the announcement of our initial proposal on April 14, no other interested parties have emerged. If, however, you would like to solicit additional interest now, we have no objections, trusting that you will act in the best interest of shareholders by not increasing the complexity or length of the process or incurring significant additional expenses. We see no reason to change any of the deal protections in our proposed transaction, which are more favorable to PartnerRe than the protections in your deal with AXIS.

2.	Proposed Path Forward to Allow PartnerRe Shareholders to Benefit from the Superior EXOR Binding Offer

While EXOR will not consider increasing the price of its Binding Offer or changing the deal protections terms, we are willing to negotiate in good faith to provide PartnerRe shareholders with  improved closing certainty.

In order to engage constructively with you and your advisors in such conversations, we request that the PartnerRe Board declare EXOR’s Binding Offer reasonably likely to be a Superior Proposal, as currently defined  in the AXIS agreement.

Given EXOR’s Binding Offer of $137.50 per share is economically superior to the AXIS proposal, and the contract we submitted is more favorable to PartnerRe in material respects than your agreement with AXIS, we believe this should be a straightforward decision for the PartnerRe Board. This decision would allow EXOR and PartnerRe to engage constructively over the next few days, without placing any risk on your shareholders because your existing AXIS agreement will continue to remain effective.

We are pleased to engage in dialogue with PartnerRe on the basis contemplated in your agreement with AXIS. However, we are not willing to engage in a dialogue with PartnerRe on the basis of a waiver, because this construct is highly unusual, is not contemplated in your existing agreement with AXIS and has proven in the past not to lead to constructive conversations between our two organizations.

Once the PartnerRe Board determines that  EXOR’s Binding Offer is reasonably likely to be a Superior Proposal, we expect to conduct a limited information exchange on regulatory matters and management meetings to be able to provide your shareholders with increased closing certainty.

We hope we can engage in constructive discussions with you in order to bring the EXOR Binding Offer to fruition swiftly, delivering significant benefits to PartnerRe shareholders and more certainty to PartnerRe’s more than 1,000 employees whose morale has, no doubt, been negatively affected by the expected “redundancies” contemplated in the existing AXIS transaction. We believe any additional delay in making a decision to support EXOR’s transaction will not be in the best interest of your shareholders or employees. We sincerely hope you will also take into consideration the views of management and employees in deciding which transaction will serve the best interests of PartnerRe.

On one additional point I want to be very clear: Mr. Montupet never asked me if our original proposal of $130 per share was our best and final offer and I never said it was. The public statements of certain members of the Transaction Committee to the contrary are either a reflection of their lack of direct involvement in the process or a failure of recollection. I did say that our offer was firm in the context of us not bidding against ourselves and not being given access to due diligence information. Our Binding Offer of $137.50 is clear evidence that our initial proposal was not our best and final offer.

We look forward to hearing further from the PartnerRe Board, and, if you really believe that the value for your shareholders under the AXIS agreement is superior, then please announce a record date and a date for a shareholder meeting to allow your shareholders to decide what is in their best interest.

Sincerely,

/s/ John Elkann
John Elkann Chairman and Chief Executive Officer EXOR S.p.A.

ABOUT EXOR

EXOR is one of Europe’s leading investment companies and is controlled by the Agnelli family. It is listed on the Milan Stock Exchange and has a market capitalization of approximately $12 billion and a net asset value of approximately $14 billion. For over a century EXOR has made successful investments, including more recently the acquisition of Chrysler by Fiat, creating the world’s seventh largest car producer (“FCA”) with a $20 billion market capitalization.

EXOR focuses on long-term investments in profitable global companies, primarily in Europe and the United States, that benefit from its strong permanent capital base. In addition to FCA, its principal investments include CNH Industrial, the fourth largest global capital goods company (with a $12 billion market capitalization), and Cushman & Wakefield, the world’s largest private commercial real estate services company.

FOR FURTHER INFORMATION

Investors:
EXOR Investor Relations
Fabiola Portoso
+39 011 509 0345
ir@exor.com

Okapi Partners LLC is assisting EXOR with its efforts to solicit proxies. PartnerRe shareholders who have questions about voting their shares should call Okapi Partners LLC toll free at (877) 796-5274 (banks and brokerage firms should call +1 (212) 297-0720).

Okapi Partners
Bruce H. Goldfarb / Pat McHugh / Jon Einsidler / Lydia Mulyk
info@okapipartners.com

Media:
EXOR Media Relations
Andrea Griva
+39 011 509 0318
media@exor.com

StockWell Communications
Philip Gawith / Richard Holloway / Laura Gilbert
+44 20 7240 2486
exor@stockwellgroup.com

Abernathy MacGregor
Tom Johnson / Mike Pascale / Allyson Vento
+1 212 371-5999
exor@ABMAC.com

Community
Auro Palomba / Marco Rubino
+39 02 8940 4231
milano@communitygroup.it

FORWARD-LOOKING STATEMENTS

Certain statements and information contained in this communication that are not statements or information of historical fact constitute forward-looking statements, notwithstanding that such statements are not specifically identified as such. These statements may include terminology such as “may”, “will”, “expect”, “could”, “should”, “intend”, “commit”, “estimate”, “anticipate”, “believe”, “remain”, “on track”, “design”, “target”, “objective”, “goal”, “forecast”, “projection”, “outlook”, “prospects”, “plan”, “intend”, or similar terminology, including by way of example and without limitation plans, intentions and expectations regarding the proposal to acquire PartnerRe, the financing of a potential transaction, and the anticipated results, benefits, synergies, earnings accretion, costs, timing and other expectations of the benefits of a potential transaction.

Forward-looking statements are related to future, not past, events and are not guarantees of future performance. These statements are based on current expectations and projections about future events and, by their nature, address matters that are, to different degrees, uncertain and are subject to inherent risks and uncertainties. They relate to events and depend on circumstances that may or may not occur or exist in the future, and, as such, undue reliance should not be placed on them. Actual results may differ materially from those expressed in such statements as a result of a variety of factors, including changes in general economic, financial and market conditions and other changes in business conditions, changes in commodity prices, the level of demand and financial performance of the major industries our portfolio companies serve, changes in regulations and institutional framework (in each case, in Italy or abroad), and many other factors, most of which are outside of the control of EXOR. EXOR expressly disclaims and does not assume any liability in connection with any inaccuracies in any of these forward-looking statements or in connection with any use by any party of such forward-looking statements. Any forward-looking statements contained in this communication speak only as of the date of this communication.

EXOR undertakes no obligation to update or revise its outlook or forward-looking statements, whether as a result of new developments or otherwise. Names, organizations and company names referred to may be the trademarks of their respective owners. This communication does not represent investment advice neither a solicitation, nor a recommendation nor an invitation, nor an offer for the purchase or sale of financial products and/or of any kind of financial services as contemplated by the laws in any country or state.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. EXOR has filed a preliminary proxy statement (the “Preliminary Proxy Statement”) with the SEC in connection with the upcoming special meeting of the shareholders of PartnerRe at which the PartnerRe shareholders will consider certain proposals regarding the proposed transaction with AXIS (the “Special Meeting Proposals”).

This material is not a substitute for the Preliminary Proxy Statement that EXOR has filed with the SEC or any other documents which EXOR may send to its or PartnerRe’s shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov) or by directing a request to EXOR through the investor contacts listed above.

PARTICIPANTS IN THE SOLICITATION

EXOR and its directors, executive officers and other employees may be deemed to be participants in any solicitation of shareholders in connection with the Special Meeting Proposals. Information regarding EXOR’s directors and executive officers is available in EXOR’s public announcements and filings with Consob and the Borsa Italiana, which can also be found at www.exor.com.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is available in the Preliminary Proxy Statement.